Exhibit 10.5
ANNUAL VARIABLE PAY PLAN DOCUMENT
Plan Measurement Period: Fiscal Year 2014
Plan Effective: 9-1-2013 to 8-31-2014

PLAN PURPOSE
The purpose of the CHS Annual Variable Pay Plan (the Plan) is to provide a direct financial incentive for eligible employees who contribute to the achievement of the company and individual business unit’s financial goals. CHS annual variable pay goals include:

•	Pay competitively in the local and national labor markets

•	Focus employees on the achievement of company and business unit financial results

•	Reward employees based on company and individual performance

ELIGIBILITY

•	Employees must have a hire or transfer date on or before August 1 of the fiscal Plan year to be eligible for participation.

•	Eligibility for full time (A1 status) and part time (A2, A3 and A4 status) employees is based on business needs and determined by individual business units.

•
Employees who become eligible, transfer to an eligible position with a different percent opportunity, or transfer to an ineligible position during the Plan year are prorated by the number of days worked in an eligible position.

•	Employees covered through other types of bonus, commission, contracts or incentive plans are not eligible for the CHS Annual Variable Pay Plan unless approved by the Vice President of Human Resources.

•
Eligible employees must be employed and actively working at the end of the fiscal year (August 31), or have status of retirement, disability, leave of absence, or deceased and meet the criteria in the status table below, to receive an award. Paid Time Off (PTO, floating holidays, etc.) does not constitute “employment” at year end.

•	Employees with unpaid lay-off status at the end of the fiscal year (August 31) are not eligible for the Plan.

•
Employees may forfeit their eligibility for an award for the entire fiscal year if it is determined that they have failed to meet job performance criteria and standards, which includes but is not limited to documented performance issues, acts of misconduct, dishonesty or violation of CHS policies and procedures. Any award forfeitures must be reviewed with the division Human Resources Director.

The following table outlines how awards are prorated when there is a change in status:

Status Category	Period of Time Included	Period of Time Excluded
Full Time/Part Time & Temp/Seasonal	Days as Full Time/Part Time	Days as Temp/Seasonal
Short Term Disability	First 90 days of STD	STD days beyond 90 days
Worker’s Compensation	First 90 days of Worker’s Comp	Days beyond 90 days
Long Term Disability (LTD)	LTD time excluded (days actually worked and first 90 days of STD included)	LTD time excluded
Retirement (Defined as age 55 & 10 yrs. Credited Service or age 65)	Days actually worked	PTO and days beyond last day worked
Deceased	Days actually worked	PTO and days beyond last day worked
Family Medical Leave Act (FMLA)	First 90 days (Coord. with STD)	Days beyond 90 days w/ STD
Military Leave	First 90 days	Days beyond 90 days
Personal Leave (Unpaid)	First 90 days (Discretionary)	Days beyond 90 days
Position Elimination (Payment is discretionary based on circumstances; Requires HR approval)	Days actually worked	PTO and days beyond last day worked
Break in Service (Separation)	Days actually worked before and after separation, when employee returns within 90 days as verified and approved by Human Resources	Time worked prior to separation if employee returns after 90 days

PLAN GOALS
Plan Trigger: CHS must meet the company’s threshold profit goal in order for any Plan components including business unit and individual goals to pay out. Each operating division determines the Plan award mix.

Corporate functions and operating divisions have predetermined goals and weightings which include CHS Total Earnings, Business Segment Earnings if applicable, and Team/Individual/Personal goals if applicable.

CHS company objectives are set at three levels of Return on Adjusted Equity (ROAE): 8% threshold, 10% target, and 14% maximum. Corresponding profitability goals that need to be achieved in order to meet ROAE objectives are as follows:

LEVEL	DESCRIPTION	CHS ROAE(1)	CHS PROFIT
Maximum	Generates a full payout	14%	$698.1 Million
		12%	$602.0 Million
Target	Expected level for the year	10%	$505.6 Million
		9.0%	$457.6 Million
Threshold	Minimum level required for a payout	8.0%	$409.5 Million

(1)	Business Unit ROAE Levels will vary from company ROAE goals.

ROAE is a percentage determined by dividing Adjusted Year end Earnings (forecasted earnings minus preferred stock dividends) by Adjusted Beginning Year Equity (beginning year equity minus preferred stock) . Equity is the difference between total assets and total liabilities in the balance sheet.
ROAE	=	Adjusted Year End Earnings
Adjusted Beginning Year Equity

Plan payouts are triggered by CHS ROAE/profitability levels, but may also be tied to business unit and individual performance. Awards are prorated when results occur between the three levels of performance.

AWARD PAYOUT METHODOLOGY
Award opportunity varies by grade level. See your manager or Human Resources Representative for more information on the annual variable pay opportunity percent for your grade level. Maximum variable pay opportunity is two times your annual target opportunity percent and is expressed as a percentage of your pay basis. Pay basis for exempt employees is base salary at the end of the fiscal year (August 31). Pay basis for non-exempt employees is actual eligible fiscal year earnings, excluding lump-sum PTO payments, profit sharing, and/or bonus awards paid during the fiscal year.

Illustrative Example:
Here is an example of a hypothetical award calculation for an operations participant with $55,000 pay basis and a maximum award potential of 10.0%.

Contributing Factors	Measure Weighting	X	Performance Result	=	Weighted Performance as Percentage of Maximum Opportunity
CHS ROAE/Profitability	30%	X	60%	=	18%
Business Unit ROAE/Profitability & Individual Performance	70%	X	50%	=	35%
Total Performance Results =					53%
Payment Calculation: $55,000 x 10% x 53% = $2,915

TIMING OF PAYMENT
Plan awards are determined, approved and issued as soon as administratively feasible following the close of the CHS fiscal year. All payments are subject to appropriate withholdings.

CHS reserves the right to change or cancel this plan at any time. The CEO has the authority to make adjustments based on extraordinary business conditions. This document does not intend to create an employment contract or provide a guarantee of continued employment. We want you to understand how your Annual Variable Pay Plan works. If you have questions, see your manager or contact your Human Resources Representative.